As filed with the Securities and Exchange Commission on May 23, 2024

Registration No. 333-262835

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO.  5
TO
FORM F-1

ON

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JEFFS’ BRANDS LTD
(Exact name of registrant as specified in its charter)

State of Israel	5900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Viki Hakmon
Chief Executive Officer
7 Mezada Street, Bnei Brak, Israel 5126112
Tel: +972-3-7713520
(Address, including zip code, and telephone number,
including area code, of registrant’s principal
executive offices)	Puglisi & Associates 850 Library Ave., Suite 204 Newark, Delaware 19711 Tel: (302) 738-6680 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100	Oded Har-Even, Esq. Angela Gomes, Esq Sullivan & Worcester LLP 1251 Avenue of the Americas New York, New York 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 35th Floor Tel-Aviv, Israel 6473925 Tel: +972-74-7580480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Explanatory Note

This Post-Effective Amendment No. 5 on Form F-3, or this Post-Effective Amendment, to Registration Statement on Form F-1 (File No. 333-262835), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement as originally declared effective by the Securities and Exchange Commission, or the SEC, on August 25, 2022 and as amended pursuant to the Post-Effective Amendment No. 1 to the Registration Statement declared effective by the SEC on December 6, 2022, Post-Effective Amendment No. 2 to the Registration Statement, as amended by Post-Effective Amendment No. 3 to the Registration Statement, declared effective by the SEC on September 18, 2023, and Post-Effective Amendment No. 4 to the Registration Statement, declared effective by the SEC on October 5, 2023. The Registration Statement originally covered a primary offering of (A) 531,068 units, or Units, at a public offering price of $29.12 per Unit, with each Unit consisting of one of our ordinary shares, no par value per share, or Ordinary Shares, and one warrant, or Warrant, to purchase one Ordinary Share, at an initial exercise price of $28.28 per Ordinary Share (and an exercise price of $14.14 following the Exercise Price Adjustment, as defined below), (B) warrants issued to Aegis Capital Corp., the underwriter in the offering, or Aegis or the Underwriter, to purchase up to 26,554 Ordinary Shares, at an exercise price of $36.40 per Ordinary Share, or the Underwriter’s Warrants, (C) up to 79,660 additional Ordinary Shares and/or additional Warrants to purchase up to an aggregate amount of 79,660 Ordinary Shares issuable to the Underwriter solely to cover over-allotments, if any, pursuant to its over-allotment option, which expired on October 9, 2022, and (D) additional Warrants to purchase up to an aggregate amount of 403,512 Ordinary Shares issued pursuant to Section 3(e) or 3(h) of the Warrant, or the Additional Warrants. This Post-Effective Amendment is now being filed to: (i) update certain financial information contained in the Registration Statement; and (ii) cover the sale of Ordinary Shares issuable from time to time upon exercise of the Warrants, Underwriter’s Warrants and Additional Warrants that remain unexercised as of the date hereof, and include an updated prospectus related to the offering of Ordinary Shares underlying the Warrants, Underwriter’s Warrants and Additional Warrants that were registered on the Registration Statement.

On September 7, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $28.28 for the Warrants. Accordingly, effective after the closing of trading on November 28, 2022 (the 90th calendar day immediately following the issuance date of the Warrants), the Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the Warrants to $14.14, or the Exercise Price Adjustment. In addition, in connection with the Exercise Price Adjustment, the Company issued Additional Warrants to purchase up to 403,512 Ordinary Shares to Qualified Buyers (as defined in the Warrant). See “Description of Share Capital — Warrants” for additional information.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

On September 5, 2023, our board of directors approved a 1-for-7 reverse split of our issued and outstanding Ordinary Shares, effective as of November 3, 2023, pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 7 Ordinary Shares held as of such date. The reverse stock split did not reduce the number of our authorized share capital. All share data in this prospectus have been adjusted accordingly.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 23, 2024

This prospectus relates to the issuance of up to 1,021,977 ordinary shares, no par value per share, or Ordinary Shares, of Jeffs’ Brands Ltd, or the Company, upon the exercise of the following warrants, or the Outstanding Warrants, issued as part of the Company’s initial public offering, or the IPO: (i) warrants, or the Warrants, to purchase up to 591,912 Ordinary Shares (including Warrants to purchase up to 60,485 Ordinary Shares issued pursuant to the partial exercise of the over-allotment option granted to Aegis Capital Corp., or the Underwriter, in connection with the IPO), which are exercisable at an initial exercise price of $28.28 per Ordinary Share (and an exercise price of $14.14 following the Exercise Price Adjustment, as defined below), were exercisable immediately upon issuance and expire on August 30, 2027; (ii) warrants, or the Underwriter’s Warrants, issued to the Underwriter to purchase up to 26,554 Ordinary Shares, which are exercisable at an exercise price of $36.40 per Ordinary Share, became exercisable beginning on February 21, 2023 and will expire on August 25, 2027; and (iii) additional Warrants, or the Additional Warrants, to purchase up to an aggregate amount of 403,512 Ordinary Shares issued pursuant to Section 3(e) or 3(h) of the Warrant, effective as of November 28, 2022.

On September 7, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $28.28 for the Warrants. Accordingly, effective after the closing of trading on November 28, 2022 (the 90th calendar day immediately following the issuance date of the Warrants), the Warrants were adjusted pursuant to their terms, including, but not limited to, to reduce the exercise price of the Warrants to $14.14, or the Exercise Price Adjustment. In addition, in connection with the Exercise Price Adjustment, the Company issued Additional Warrants to purchase 403,512 Ordinary Shares to Qualified Buyers (as defined in the Warrant. See “Description of Share Capital — Warrants” for additional information.

We refer to the Ordinary Shares, the Outstanding Warrants and the Ordinary Shares issued or issuable upon exercise of the Outstanding Warrants, collectively, as the securities. See “Description of Share Capital” for additional information.

Our Ordinary Shares and Warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “JFBR” and “JFBRW,” respectively. On May 22, 2024, the last reported sale price of our Ordinary Shares and Warrants on Nasdaq was $0.3470 per Ordinary Share and $0.0599 per Warrant, respectively.

On September 5, 2023, our board of directors approved a 1-for-7 reverse split of our issued and outstanding Ordinary Shares, effective as of November 3, 2023, pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 7 Ordinary Shares held as of such date. The reverse stock split did not reduce the number of our authorized share capital. All share data in this prospectus have been adjusted accordingly.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 and “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report, incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2024

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. We offered to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

We are incorporated under the laws of the State of Israel and our registered office and domicile is located in Tel Aviv, Israel. Moreover, the majority of our directors and senior management are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. See “Enforceability of Civil Liabilities” for additional information.

i

For investors outside of the United States: Neither we nor the Underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Jeffs’ Brands” refer to Jeffs’ Brands Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under generally accepted accounting principles in the United States, or U.S. GAAP, as issued by the Financial Accounting Standards Board, or the FASB.

On February 17, 2022, our board of directors approved the issuance of bonus shares (equivalent to a stock dividend) on a basis of 664.0547 (prior to adjustments for subsequent reverse share splits) Ordinary Shares for each Ordinary Share issued and outstanding as of the close of business on February 17, 2022 (provided that any fractional shares be rounded down to the nearest whole number), pursuant to which holders of our Ordinary Shares received 664.0547 (prior to adjustments for subsequent reverse share splits) Ordinary Shares for every one Ordinary Share held as of such date.

On May 3, 2022, our board of directors approved a 0.806-for-1 reverse split of our issued and outstanding Ordinary Shares, effective as of May 3, 2022, pursuant to which holders of our Ordinary Shares received 0.806 of an Ordinary Share for every one Ordinary Share held as of such date. The reverse stock split proportionally reduced the number of authorized share capital.

On June 16, 2022, our board of directors approved a 1-for-1.85 reverse split of our issued and outstanding Ordinary Shares, effective as of June 16, 2022, pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 1.85 Ordinary Shares held as of such date. The reverse stock split proportionally reduced the number of authorized share capital.

On September 5, 2023, our board of directors approved a 1-for-7 reverse split of our issued and outstanding Ordinary Shares, effective as of November 3, 2023, pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 7 Ordinary Shares held as of such date. The reverse stock split did not reduce the number of our authorized share capital.

Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein give effect to the bonus shares issuance and the reverse share splits.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus included in our 2023 Annual Report, incorporated by reference herein.

Unless otherwise stated, all amounts reported in this summary are in thousands of U.S. Dollars.

We are an e-commerce consumer products goods, or CPG, company, operating primarily on the Amazon.com marketplace, or Amazon. We were incorporated in Israel in March 2021, under the name Jeffs’ Brands Ltd, to provide a variety of professional and business support as well as marketing support services to Smart Repair Pro that operate online stores for the sale of various consumer products on Amazon, utilizing the Fulfillment by Amazon, or FBA, model. As of the date of this prospectus, we have five wholly-owned subsidiaries: Smart Repair Pro, Top Rank Ltd., or Top Rank, Fort Products Ltd., or Fort, Jeffs’ Brands Holdings Inc., or Jeffs’ Brands Holdings, and Fort Products LLC. We also own a minority interest in SciSparc Nutraceuticals Inc., or SciSparc U.S., to whom we provide management services.

In addition to executing the FBA business model, we utilize A.I. and machine learning technologies to analyze sales data and patterns on the Amazon.com marketplace in order to identify existing stores, niches and products that have the potential for development and growth, and for maximizing sales of existing proprietary products. We also use our own skills, know-how and profound familiarity with the Amazon.com algorithm and all the tools that the FBA platform FBA has to offer. In some circumstances we scale the products and improve them.

Recent Development Regarding Nasdaq Compliance

On April 25, 2024, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC notifying us that we were not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Stock Market LLC, as set forth under Nasdaq Listing Rule 5550(a)(2), or the Minimum Bid Price Requirement, because the closing bid price of our Ordinary Shares was below $1.00 per Ordinary Share for the previous 30 consecutive business days. We were granted 180 calendar days, or until October 22, 2024, to regain compliance with the Minimum Bid Price Requirement. We can regain compliance if, at any time during this 180-day period, the closing bid price of our Ordinary Shares is at least $1.00 for a minimum of ten consecutive business days, in which case we will be provided with written confirmation of compliance and this matter will be closed. However, the Nasdaq Stock Market LLC may, in its discretion, require our Ordinary Shares to maintain a bid price of at least $1.00 for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance. In the event that we do not regain compliance after the initial 180-day period, we may then be eligible for an additional 180-day compliance period if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the minimum bid price requirement. In this case, we will need to provide written notice of our intention to cure the deficiency during the second compliance period. In May 2023, we previously received a prior notice from Nasdaq notifying us that we were not in compliance with the Minimum Bid Price Requirement which has since been cured.

We intend to monitor the closing bid price of our Ordinary Shares and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement, including initiating a reverse stock split. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Ordinary Shares will be subject to delisting from the Nasdaq Stock Market LLC. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

Corporate Information

We are an Israeli corporation based in Tel Aviv, Israel and were incorporated in Israel in 2021 under the name “Jeffs’ Brands Ltd” Our principal executive offices are located at 7 Mezada Street, Bnei Brak, Israel 5126112. Our telephone number in Israel is +972-3-7713520. Our website address is www.jeffsbrands.com. The information contained on, or that can be accessed through, our website is not part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under Nasdaq rules for domestic U.S. issuers. See “Risk Factors — Risks Related to Our Status as a Public Company and Ownership of our Ordinary Shares and Warrants” in our 2023 Annual Report. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

ABOUT THIS OFFERING

Issuer	Jeffs’ Brands Ltd
Ordinary Shares currently issued and outstanding(1)	8,555,842 Ordinary Shares
Ordinary Shares offered by us	Up to 1,021,979 Ordinary Shares issuable upon the exercise of: (i) Warrants to purchase up to 591,913 Ordinary Shares (including Warrants to purchase up to 60,845 Ordinary Shares issued pursuant to the partial exercise of the over-allotment option granted to the Underwriter in connection with the IPO), (ii) Underwriter’s Warrants to purchase up to 26,554 Ordinary Shares, and (iii) Additional Warrants, to purchase up to an aggregate amount of 403,512 Ordinary Shares.
Ordinary Shares to be issued and outstanding assuming exercise of all of the Outstanding Warrants(1)	9,577,821 Ordinary Shares(1)

Description of the Warrants	Each Warrant had an initial exercise price of $28.28 per Ordinary Share (and an exercise price of $14.14 following the Exercise Price Adjustment, as described below), was exercisable immediately upon issuance and will expire on August 25, 2022. Subject to certain exemptions outlined in the Warrant, for a period until the later of: (i) two years from the date of issuance of the Warrant, or (ii) on the date there are no Qualified Holders, if the Company shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares or Convertible Security (as defined in the Warrant), at an effective price per share less than the exercise price of the Warrant then in effect, the exercise price of the Warrant shall be reduced to equal the effective price per share in such dilutive issuance; provided, however, that in no event shall the exercise price of the Warrant be reduced to an exercise price lower than 50% of the exercise price of the Warrants on the issuance date, or the Initial Exercise Price, or $14.14. On the date that is 90 calendar days immediately following the initial issuance date of the Warrants, or the Issuance Date, the exercise price of the Warrants will adjust to be equal to the greater of $14.14 per share (which shall equal 50% of the Initial Exercise Price, or $14.14) and 100% of the lowest volume weighted average price of our Ordinary Shares occurring during the 90 calendar days following the Issuance Date, provided that such value shall in no event be less than a floor price of 50% of the Initial Exercise Price, or $14.14. Additionally, in the event of any adjustment under Section 3(e), Section 3(h), or Section 3(i) of the Warrant that results in a reduction of the exercise price, in aggregate, to 50% of the Initial Exercise Price or an adjustment under Section 3(h) to the exercise price, then in connection with such adjustment, each holder of at least 17,171 Warrants will receive one Additional Warrant for each Warrant held by such holder on the date of adjustment. On September 7, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $28.28 for the Warrants. Accordingly, effective after the closing of trading on November 28, 2022 (the 90th calendar day immediately following the issuance date of the Warrants), the Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the Warrants to $14.14 and the Additional Warrants were issued to each Qualified Holder effective as of November 28, 2022. To better understand the terms of the Warrants, you should carefully read the “Description of Share Capital — Warrants” section of this prospectus.

(1)	The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Outstanding Warrants are exercised, and is based on 8,555,842 Ordinary Shares issued and outstanding as of May 20, 2024. This number excludes:

●	186,718 Ordinary Shares reserved for future issuance under our 2022 Incentive Option Plan, or our 2022 Incentive Plan;

●	8,586 Ordinary Shares issuable upon exercise of warrants issued to certain investors upon the closing of the IPO with an exercise price of $28.28 per Ordinary Share; and

●	2,653 Ordinary Shares issuable upon exercise of warrants issued to an advisor upon the closing of the IPO with an exercise price of $14.14 per Ordinary Share.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	the issuance of 6,630,547 (prior to adjustments for subsequent reverse share splits) Ordinary Shares on February 17, 2022 in connection with the bonus shares declared by our Board of Directors on February 17, 2022;

●	a 0.806-for-1 reverse split of the issued and outstanding Ordinary Shares effected on May 3, 2022;

●	a 1-for-1.85 reverse split of the issued and outstanding Ordinary Shares effected on June 16, 2022; and

●	a 1 for 7 reverse split of the issued and outstanding Ordinary Shares effected on November 3, 2023.

Description of Additional Warrants

The Additional Warrants have substantially the same terms as the as-adjusted Warrant; provided, however, that the term of each Additional Warrant is five (5) years from the issuance date, or November 28, 2027 and such Additional Warrants are not listed on any securities exchange. In addition, as long as the Additional Warrants are outstanding, each Qualified Holder will receive semi-annual payments equal to approximately 2.3% of our gross revenues, calculated for the first and second six-month fiscal periods, shared pro rata among such Qualified Holders. The Additional Warrants may be redeemed by us at any time at a price equal to three times the as-adjusted exercise price, or $42.42.

In connection with the Exercise Price Adjustment, effective as of November 28, 2022, we issued Additional Warrants to purchase up to 403,512 Ordinary Shares to Qualified Holders.

Description of the Underwriter’s Warrants	We issued to the Underwriter Underwriter’s Warrants to purchase up to 26,554 Ordinary Shares. The Underwriter’s Warrants have an exercise price equal to $36.40, became exercisable beginning on February 21, 2022 and will expire on August 25, 2027.
Use of proceeds	We will receive up to approximately $13.8 million in net proceeds if all Outstanding Warrants are exercised.

We have used the net proceeds from the IPO and currently expect to use the net proceeds from the exercise of the Outstanding Warrants for the following purposes:

●   approximately $4.0 million to invest in innovative companies or a strategic partnership, the development of our own new brands, and improvement of existing brands; and

●   the remainder for working capital and general corporate purposes, including potential acquisitions and collaborations and investments in warehouse, logistics software and facilities to strengthen our supply chain process.

The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of the IPO and the exercise of the Outstanding Warrants.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 5 of this prospectus, and “Item 3. — Key Information — D. Risk Factors” in our 2023 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares and Warrants.
Nasdaq symbols	The Ordinary Shares and Warrants are listed on Nasdaq under the symbol “JFBR” and “JFBRW”, respectively. We do not intend to apply to list the Underwriter’s Warrants or Additional Warrants on any securities exchange or other nationally recognized trading system.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth under the caption “Item 3. Key Information — D. Risk Factors” in our 2023 Annual Report, which are incorporated by reference in this prospectus, or any updates in our Reports of Foreign Private Issuer on Form 6-K, or Reports on Form 6-K together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus before making an investment in our securities. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs and, as a result, the market price of our securities could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Our management will have immediate and broad discretion as to the use of the net proceeds from the exercise of the Outstanding Warrants, if any, and may not use them effectively.

We currently intend to use the net proceeds from the exercise of the Outstanding Warrants for research and development of new technologies and existing products, marketing and sales efforts in new territories and working capital and general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the exercise of the Outstanding Warrants. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of the Outstanding Warrants in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Ordinary Shares could be delisted from Nasdaq.

On April 25, 2024, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC notifying us that we were not in compliance with the Minimum Bid Price Requirement, because the closing bid price of our Ordinary Shares was below $1.00 per Ordinary Share for the previous 30 consecutive business days. We were granted 180 calendar days, or until October 22, 2024, to regain compliance with the Minimum Bid Price Requirement. We can regain compliance if, at any time during this 180-day period, the closing bid price of our Ordinary Shares is at least $1.00 for a minimum of ten consecutive business days, in which case we will be provided with written confirmation of compliance and this matter will be closed. However, the Nasdaq Stock Market LLC may, in its discretion, require our Ordinary Shares to maintain a bid price of at least $1.00 for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance. In the event that we do not regain compliance after the initial 180-day period, we may then be eligible for an additional 180-day compliance period if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the minimum bid price requirement. In this case, we will need to provide written notice of our intention to cure the deficiency during the second compliance period. In May 2023, we previously received a prior notice from Nasdaq notifying us that we were not in compliance with the Minimum Bid Price Requirement which has since been cured.

We intend to monitor the closing bid price of our Ordinary Shares and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement, including initiating a reverse stock split. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Ordinary Shares will be subject to delisting from Nasdaq. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

There can be no assurances that we will be able to regain compliance with the Minimum Bid Price Requirement or if we do later regain compliance with the Minimum Bid Price Requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements now or in the future. If we are unable to maintain compliance with these Nasdaq requirements, our Ordinary Shares will be delisted from Nasdaq.

In the event that our Ordinary Shares are delisted from Nasdaq, as a result of our failure to comply with the Minimum Bid Price Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and are not eligible for listing on another exchange, trading in our Ordinary Shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, including in our 2023 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities;

●	our belief that our existing cash and cash equivalents as of December 31, 2023, will be sufficient to fund our operations through the next twelve months;

●	our ability to adapt to significant future alterations in Amazon’s policies;

●	our ability to sell our existing products and grow our brands and product offerings, including by acquiring new brands and expanding into new territories;

●	our ability to meet our expectations regarding the revenue growth and the demand for e-commerce;

●	our ability to enter into definitive agreements for our current letters of intent and term sheet;

●	the overall global economic environment;

●	the impact of competition and new e-commerce technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	our ability to retain key executive members;

●	the impact of possible changes in Amazon’s policies and terms of use;

●	projected capital expenditures and liquidity;

●	our expectations regarding our tax classifications;

●	how long we will qualify as an emerging growth company or a foreign private issuer;

●	interpretations of current laws and the passages of future laws;

●	general market, political and economic conditions in the countries in which we operate, including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the recent attacks by Iran, Hamas, Hezbollah and other terrorist organizations from the Gaza Strip and elsewhere in the region and Israel’s war against them;

●	changes in our strategy;

●	litigation; and

●	those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2023 Annual Report as well other factors in the 2023 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will receive up to approximately $13.8 million in net proceeds if all Outstanding Warrants are exercised for cash.

We have used the net proceeds from the IPO and we currently expect to use the net proceeds from the exercise of the Outstanding Warrants for the following purposes:

●	approximately $4.0 million to invest in innovative companies or a strategic partnership, the development of our own new brands, and improvement of existing brands;

●	approximately $2.15 million for the repayment of certain outstanding indebtedness; and

●	the remainder for working capital and general corporate purposes, including potential acquisitions and collaborations and investments in warehouse, logistics software and facilities to strengthen our supply chain process.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development efforts and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from the IPO and the exercise of the Outstanding Warrants, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2023:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance of (A) (i) 1,884,461 Ordinary Shares; (ii) pre-funded warrants to purchase up to an 820,000 Ordinary Shares; (iii) Series A Warrants to purchase up to an aggregate of 3,380,586 Ordinary, or upon the satisfaction of certain conditions, up to an aggregate of 13,373,208 Ordinary Shares in accordance with the terms therein; and (iv) Series B Warrants to purchase upon the satisfaction of, certain conditions up to an aggregate of 7,994,068 Ordinary Shares for aggregate net proceeds of $6.3 million, or the January 2024 PIPE; and (B) the issuance of 22,187,276 Ordinary Shares upon the exercise of certain outstanding pre-funded warrants, Series A Warrants and Series B Warrants for aggregate net proceeds of $8.9 million; and

●	on a pro forma as adjusted basis to give additional effect to the issuance of up to 1,021,979 Ordinary Shares upon the exercise of the Outstanding Warrants, for aggregate net proceeds of $13.8 million

You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our 2023 Annual Report incorporated by reference in this prospectus.

	As of December 31, 2023
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted*
Cash and cash equivalents(1) (3)	$535	$15,756	$29,556
Other assets	$11,704	$11,704	$11,704
Other liabilities	2,353	2,353	2,353
Short-term loans	-	-	-
Loans from shareholders	-	-	-
Warrant liabilities(2)	1,375	1,375	-
Shareholders’ equity:
Share capital and premium(1) (3)	16,787	32,008	47,183
Accumulated deficit	(8,276)	(8,276)	(8,276)
Total shareholders’ equity	8,511	23,732	38,907
Total capitalization**	$12,239	$27,460	$41,260

*	Unaudited.

**	Total capitalization is the sum of long-term debt, equity and warrant liabilities.

(1)	The increase in share capital and premium in the pro forma column reflects the receipt of approximately $15.2 million in aggregate net proceeds from the January 2024 PIPE, which includes $6.3 million in net proceeds received at the closing of the January 2024 PIPE and an additional $8.9 million in net proceeds received following the closing upon the exercise of the outstanding warrants issued in the January 2024 PIPE offering.

(2)	The decrease in warrant liabilities in the pro forma as adjusted columns reflects the reduction in warrant liabilities following the exercise of the Additional Warrants. The warrant liability includes the value of the semi-annual payments equal to approximately 2.3% of the Company’s gross revenues to the Additional Warrant holders as long as the Additional Warrants are outstanding (i.e. 5 years from the issuance date of the Additional Warrants). See “Description of Share Capital — Warrants” for more information.

(3)	The increase in share capital and premium in the pro forma as adjusted column reflects the receipt of approximately $13.8 million in net proceeds from this offering assuming the exercise of the Outstanding Warrants related to this offering.

The table above is based on 1,215,512 Ordinary Shares issued and outstanding as of December 31, 2023. This number excludes:

●	186,718 Ordinary Shares reserved for future issuance under our 2022 Incentive Plan;

●	8,586 Ordinary Shares issuable upon exercise of warrants issued to certain investors upon the closing of the IPO with an exercise price of $28.28 per Ordinary Share; and

●	2,653 Ordinary Shares issuable upon exercise of warrants issued to an advisor upon the closing of the IPO with an exercise price of $14.14 per Ordinary Share.

DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the price per Ordinary Share you will pay upon exercise of the Outstanding Warrants and the pro forma as adjusted net tangible book value per Ordinary Share after exercise of all the Outstanding Warrants.

Our net tangible book value as of December 31, 2023 was approximately $2,797,000, representing approximately $2.30 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 1,215,512, the total number of Ordinary Shares issued and outstanding at December 31, 2023.

After giving effect to (i) the January 2024 PIPE and (ii) the issuance of 8,555,842 Ordinary Shares upon the exercise of certain pre-funded warrants, Series A Warrants and Series B Warrants following the closing of the January 2024 PIPE, our pro forma net tangible book value as of December 31, 2023 would have been approximately $15,221,000, representing $0.72 per Ordinary Share.

After giving effect to the issuance of 1,021,979 Ordinary Shares issued upon the exercise of the Outstanding Warrants for cash in this offering, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been approximately $33,192,531, representing $1.27 per Ordinary Share. This represents an immediate increase in pro forma net tangible book value of $0.55 per Ordinary Share to existing shareholders and an immediate dilution in pro forma net tangible book value of $0.05 per Ordinary Share to the Warrant holders.

You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our 2023 Annual Report incorporated by reference in this prospectus.

The following table illustrates this dilution on a per Ordinary Share basis to investors in this offering:

Exercise price per Warrant		$14.14
Exercise price per Underwriter’s Warrant		$36.40
Historical net tangible book value (deficit) per Ordinary share as of December 31, 2023	$2.30
Decrease in net tangible book value per Ordinary Share as of December 31, 2023	$(1.59)
Pro forma net tangible book value per Ordinary Share as of December 31, 2023	$0.72
Increase in pro forma net tangible book value per Ordinary Share attributable to Warrant holders	$0.55
Pro forma as adjusted net tangible book value per Ordinary Share after this offering		$1.27
Dilution per Ordinary Share to Warrant holders		$12.87

The information above assumes that all of the Outstanding Warrants are exercised and is based on 1,215,512 Ordinary Shares issued and outstanding as of December 31, 2023. This number excludes:

●	186,718 Ordinary Shares reserved for future issuance under our 2022 Incentive Plan;

●	8,586 Ordinary Shares issuable upon exercise of warrants issued to certain investors upon the closing of the IPO with an exercise price of $28.28 per Ordinary Share; and

●	2,653 Ordinary Shares issuable upon exercise of warrants issued to an advisor upon the closing of the IPO with an exercise price of $14.14 per Ordinary Share.

The foregoing discussion and table do not take into account further dilution that could occur upon the exercise of options having a per share exercise or conversion price less than the per Ordinary Share initial public offering price in this offering.

To the extent that outstanding options or warrants are exercised, or we issue additional Ordinary Shares under our 2022 Incentive Plan, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated articles of association, or Articles of Association, are summaries and do not purport to be complete and is qualified in its entirety by reference to our Articles of Association, Israeli law and any other documents referenced.

ORDINARY SHARES

As of May 20, 2024, our authorized share capital consisted of 43,567,567  Ordinary Shares. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “JFBR”.

Articles of Association

Purposes and Objects of the Company

Our purpose as stated in our Articles of Association includes every lawful purpose.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law – 1999, or the Companies Law, or under our Articles of Association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of the Nasdaq. The ownership or voting of Ordinary Shares by non-residents of Israel is not restricted in any way by our Articles of Association, or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under our Articles of Association, our board of directors must consist of not less than three but no more than twelve directors. Each of our directors, other than the external directors, for whom special election requirements apply under the Companies Law, are appointed by a simple majority vote of holders of Ordinary Shares, participating and voting at an annual general meeting of our shareholders. Our directors are classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, and designated as Class I, Class II and Class III, with one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 70% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and our Articles of Association. The initial Class I directors will hold office until the first annual general meeting to be held in 2023 and until their successors have been elected and qualified. The initial Class II directors will hold office until the annual general meeting to be held in 2024 and until their successors have been elected and qualified. The initial Class III directors will hold office until the annual general meeting to be held in 2025 and until their successors have been elected and qualified. The board of directors may assign members of the Board already in office to such classes at the time such classification becomes effective. If the number of directors is changed, any newly created directors or decrease in directors must be apportioned by the board among the classes to make them equal in number. In addition, our Articles of Association allow our board of directors to appoint directors to fill vacancies and/or as an addition to the board of directors (subject to the maximum number of directors). A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. See “Item 6.C. Board Practices — External Directors” in our 2023 Annual Report.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the Company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of the Company’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Exchange control

There are currently no Israeli currency control restrictions on remittances of dividends on Ordinary Shares, proceeds from the sale of the Ordinary Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are, or have been, in a state of war with Israel.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power.

Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our Articles of Association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and forty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our Articles of Association;

●	the exercise of our board of director’s powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions and certain compensation matters) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law and our Articles of Association require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 days prior to the meeting (as applicable), and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s chief executive officer to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting power. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be cancelled.

Adoption of Resolutions

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our Articles of Association. A shareholder may vote in a general meeting in person, by proxy or by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities in our Articles of Association. In certain circumstances the Warrants have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our Articles of Association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies. For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of a merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to the Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are authorized under our Articles of Association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of the Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to our Articles of Association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our Articles of Association.” In addition, as disclosed under “— Election of Directors,” we have a classified board structure, which effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our Articles of Association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favourable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Articles of Association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our Articles of Association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598.

WARRANTS

As of May 20, 2024, we had issued and outstanding Warrants to purchase up to 591,913 Ordinary Shares, with an exercise price of $14.14 per Ordinary Share.

As of May 20, 2024, we also had issued and outstanding: (i) Additional Warrants to purchase up to 403,512 Ordinary Shares, which Additional Warrants were issued in connection with the Exercise Price Adjustment, with an exercise price of $14.14 per share; (ii) warrants to purchase up to 8,586 Ordinary Shares, which warrants were issued to certain investors upon the closing of our IPO, with an exercise price of $28.28 per Ordinary Share, (iii) warrants to purchase up to 2,653 Ordinary Shares, which warrants were issued to an advisor upon the closing of our IPO, with an exercise price of $14.14 per Ordinary Share, and (iv) Underwriter’s Warrants to purchase up to 26,554 Ordinary Shares, with an exercise price of $36.40 per Ordinary Share.

The Warrants

The following summary of certain terms and provisions of the Warrants is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of Warrant, both of which were filed as exhibits to the Registration Statement.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Ordinary Shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Ordinary Shares underlying the Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the Warrant. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole Ordinary Share purchasable upon exercise of the Warrants was $4.04 per share at initial issuance, or the Initial Exercise Price. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price will also be downward adjusted if we, or through a subsidiary, sell or enter into an agreement to sell, grant an option to sell, reprice an outstanding security to acquire ordinary shares at a price less than the exercise price.

The exercise price will also be adjusted downward to the price of the newly issued security or adjusted price of the outstanding security, but will not adjust to less than a floor price of 50% of the Initial Exercise Price, or $14.14, which is subject to adjustment for stock splits, combinations and recapitalizations, as stated above. The downward adjustment will not be made for certain Excluded Securities (as defined in the Warrant), including employment related option and similar security grants, exercise of such options and security grants, exercises of currently outstanding securities so long as not repriced, and issuances for acquisitions and strategic transactions. In the event that such adjustment shall cause the exercise price to be 50% of the Initial Exercise Price, then in connection with such adjustment, each Qualified Holder shall receive one Additional Warrant for each Warrant held by such holder on the date of adjustment.

The exercise price will also be reset, if, on the date that is 90 calendar days immediately following the Issuance Date, the Reset Price, as defined below, is less than the exercise price at such time. If so, the exercise price shall be decreased to the “Reset Price” which means the greater of (i) 50% of the Initial Exercise Price and (ii) 100% of the lowest volume weighted average price of our Ordinary Shares occurring during the 90 calendar days following the Issuance Date; provided that the Reset Price shall in no event be less than a floor price of 50% of the initial public offering price of the Units in this offering, or $14.14.

On September 7, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $28.28 for the Warrants. Accordingly, effective after the closing of trading on November 28, 2022 (the 90th calendar day immediately following the issuance date of the Warrants), the Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the Warrants to $14.14.

Home Country Practice. For so long as any of the Warrants remains outstanding, the Company will elect to follow home country practice in lieu of any rules and regulations of the trading market that would limit the Company’s ability to effect the provisions of the Warrants, including but not limited to shareholder approval rules related to the issuance of securities or adjustment of terms of this Warrant for the benefit of warrant holders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent. The Warrants will be issued in registered form under a warrant agent agreement between Vstock Transfer, LLC, as warrant agent, and us. The Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a Fundamental Transaction (as defined in the Warrant) and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, or depositary shares representing those shares, and any additional consideration receivable as a result of such Fundamental Transaction by holders of the number of Ordinary Shares for which the Warrants are exercisable immediately prior to such.

Fundamental Transaction without regard to any limitations on exercise contained in the Warrants. The holders of the Warrants may also require us or any successor entity to purchase the Warrants from the holders by paying to the holder an amount in cash (or other types or form of consideration in special circumstances listed in the Warrant) equal to the Black Scholes value of the remaining unexercised portion of the Warrant on the date of the fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the Warrant.

Right of Participation. Subject to certain exceptions, a holder of at least 17,171 Warrants as of the time the Company engages in a subsequent placement (as defined in the Warrant) will be entitled to participate in such subsequent placement subject to the terms and conditions set forth in the Warrant.

Governing Law. The Warrants and the warrant agent agreement are governed by New York law.

Underwriter’s Warrants

The following summary of certain terms and provisions of the Underwriter’s Warrants is subject to, and qualified in its entirety by, the provisions of the form of Underwriter’s Warrant which was filed as exhibit to the Registration Statement.

As part of the IPO, we issued the Underwriter Underwriter’s Warrant to purchase up to 2,656 Ordinary Shares. The Underwriter’s Warrants are exercisable at $36.40 per Ordinary Share, became exercisable beginning on February 21, 2022 and will expire on August 25, 2027. The Underwriter’s Warrants may be exercised as to all, or a lesser number of Ordinary Shares, and provide for cashless exercise. The Company will bear all fees and expenses attendant to registering the Underwriter’s Warrants and Ordinary Shares issuable on exercise of the Underwriter’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of Ordinary Shares issuable upon exercise of the Underwriter’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the Underwriter’s Warrant exercise price or underlying Ordinary Shares will not be adjusted for issuances of Ordinary Shares at a price below the Underwriter’s Warrant exercise price.

Furthermore: (i) the Underwriter’s Warrants do not have more than one demand registration right at our Company’s expense in compliance with FINRA Rule 5110(g)(8)(B); (ii) the Underwriter’s Warrants do not have a demand registration right with a duration of more than five years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(C); (iii) the Underwriter’s Warrants do not have piggyback registration rights with a duration of more than seven years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D); and (iv) the Underwriter’s Warrants have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)€ and (F).

Additional Warrants

On September 7, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $4.04 for the Warrants. In connection with the Exercise Price Adjustment, on November 28, 2022, each Qualified Holder received one Additional Warrant pursuant to Sectio€(e)(vi) of the Warrant for each Warrant held by such holder on the date of adjustment and we issued Additional Warrants to purchase up to 403,512 Ordinary Shares.

The Additional Warrants have substantially the same terms as the as-adjusted Warrant; provided, however, that the term of the Additional Warrant is five (5) years from the issuance date, or November 28, 2027, and such Additional Warrant is not and will not be listed on any securities exchange. In addition, as long as the Additional Warrants are outstanding, each Qualified Holder will receive semi-annual payments equal to approximately 2% of our gross revenues, calculated for the first and second six-month fiscal periods, shared pro rata among such Qualified Holders.

The Additional Warrants may ”e re’eemed by us at any time at a price equal to three times the as-adjusted exercise price, or $42.42.

Exclusive Forum

The agreements governing the Warrants and Additional Warrants provide that, and by purchasing Warrants in this offering investors will agree that, all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) will be commenced exclusively in the state and federal courts sitting in the City of New York, irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any such dispute and irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The warrant agent agreements has a similar provision. In addition, the warrant agent agreement provides that the Company and the warrant agent each waive the right to a trial by jury in any action or proceeding arising out of or relating to the warrant agent agreement. Each of the agreement governing the Warrants and the warrant agent agreement provide that the foregoing provisions do not limit or restrict the federal district court in which a party may bring a claim under the U.S. federal securities laws.

EXPENSES

Set forth below is an itemization of the total expenses, incurred and paid in connection with the offer and sale of our securities by us pursuant to the IPO and including the securities remaining covered by this prospectus. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$5,500
Nasdaq listing fee	$70,000
FINRA filing fee	$4,500
Transfer agent fees and expenses	$5,000
Printer fees and expenses	$40,000
Legal fees and expenses	$424,000
Accounting fees and expenses	$170,000
Miscellaneous	$150,000
Total	869,000

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the Ordinary Shares, Warrants, Additional Warrants and Underwriter’s Warrants offered by this prospectus and other legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law were passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Jeffs’ Brands Ltd as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference into this prospectus and the registration statement of which it forms a part, have been audited by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Newark, Delaware 19711.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, Ramat Gan, Israel, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Furthermore, our Articles of Association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favourable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Articles of Association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our Articles of Association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares, as amended by a Form F-3. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on a Report on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.jeffsbrands.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below:

This prospectus incorporates by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024; and

(2)	Our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on January 29, 2024 (with respect to: (i) Exhibits 4.1 through 10.3 attached to the Report on Form 6-K and (ii) the first six paragraphs and the section titled “Cautionary Note Regarding Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), February 1, 2024 (with respect to the first four paragraphs and the section titled “Cautionary Note Regarding Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), April 2, 2024, April 30, 2024 (with respect to the first four paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), May 16, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K), May 20, 2024 (with respect to the first six paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K) and May 20, 2024 ; and

(3)	The description of our securities contained in our Registration Statement on Form 8-A filed with the SEC on August 25, 2022, including any amendments and reports filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F that we file pursuant to the Exchange Act and all Reports of Foreign Private Issuer on Form 6-K we subsequently file which state that they are incorporated by reference herein on or after the date of this prospectus and the registration statement of which this prospectus forms as part and prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms as part that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this prospectus and the registration statement of which this prospectus forms as part and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and the registration statement of which this prospectus forms as part to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the registration statement of which this prospectus forms as part.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 7 Mezada Street, Bnei Brak, Israel 5126112, Attention: Chief Financial Officer.

Jeffs’ Brands Ltd

PROSPECTUS

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description
3.1*	Amended and Restated Articles of Association of Jeffs’ Brands Ltd (filed as Exhibit 3.1 to Form 6-K (File No. 001-41482) filed on August 31, 2022 and incorporated herein by reference).
4.1*	Form of Warrant Agent Agreement (filed as Exhibit 4.1 to Form F-1 (File No. 333-262835) filed on May 5, 2022 and incorporated herein by reference).
4.2*	Form of Warrant (filed as Exhibit 4.2 to Form F-1 (File No. 333-262835) filed on May 5, 2022 and incorporated herein by reference).
4.3*	Form of Underwriter’s Warrant (filed as Exhibit 4.5 to Form F-1 (File No. 333-262835) filed on May 5, 2022 and incorporated herein by reference).
4.4*	Form of Additional Warrant (filed as Exhibit 4.2 to Form F-1 (File No. 333-262835) filed on May 5, 2022 and incorporated herein by reference).
4.5*	Form of Investor Warrant (filed as Exhibit 4.5 to Post Effective Amendment to Form F-1 (File No. 333-262835) filed on November 28, 2022 and incorporated herein by reference).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Jeffs’ Brands Ltd..
5.2*	Opinion of Sullivan & Worcester LLP, U.S. counsel to Jeffs’ Brands Ltd.
8.1*	List of Subsidiaries (filed as Exhibit 8.1 to Form 20-F (File No. 001-41482) filed on April 1, 2024 and incorporated herein by reference).
23.1**	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1).
23.3*	Consent of Sullivan & Worcester LLP, U.S. counsel to Jeffs’ Brands Ltd (included in Exhibit 5.2).
24.1*	Power of Attorney.
107*	Registration Fee Table.

*	Previously filed

**	Filed herewith

+	Compensatory arrangement

#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 5 to Registration Statement on Form F-1 on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on May 23, 2024.

Jeffs’ Brands Ltd

By:	/s/ Viki Hakmon
Viki Hakmon
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post Effective-Amendment No. 5 to Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Viki Hakmon	Chief Executive Officer, Director	May 23, 2024
Viki Hakmon	(Principal Executive Officer)

/s/ Ronen Zalayet	Chief Financial Officer	May 23, 2024
Ronen Zalayet	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	May 23, 2024
Oz Adler

*	Director	May 23, 2024
Liron Carmel

*	Director	May 23, 2024
Eliyahu Yoresh

*	Director	May 23, 2024
Tali Dinar

*	Director	May 23, 2024
Moshe Revach

*	Director	May 23, 2024
Amitay Weiss

*	Director	May 23, 2024
Tomer Etzyoni

*	Director	May 23, 2024
Asaf Itzhaik

*By:	/s/ Viki Hakmon	May 23, 2024
Name:	Viki Hakmon
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Jeffs’ Brands Ltd, has signed this Post-Effective Amendment No. 5 to Registration Statement on Form F-1 on Form F-3 on May 23, 2024.

Puglisi & Associates

/s/ Donald J. Puglisi
Donald J. Puglisi